SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       PIONEER HI-BRED INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                   Iowa                                  42-0470520
         (State or other jurisdiction of             (I.R.S.  Employer
           incorporation or organization)            Identification No.)

           700 Capital Square, 400 Locust Street, Des Moines, IA 50309
               (Address of Principal Executive Offices)       (Zip Code)

                       PIONEER HI-BRED INTERNATIONAL INC.
                                STOCK OPTION PLAN
                            (Full title of the Plan)

                                  Susan Griggs
                      700 Capital Square, 400 Locust Street
                              Des Moines, IA 50309
                                 (515) 248-4820

                     (Name and address of agent for service)
                     (Telephone number, including area code,
                           name of agent for service)

- --------------------------------------------------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------------

                                                     Proposed             Proposed
                                                     Maximum              Maximum
 Title of securities      Amount to be      offering price per       aggregate         Amount of
 to be registered         registered (1)         share             offering price       registration fee

- --------------------------------------------------------------------------------------------------------------------------------
  Common Stock
  Par value $1            973,000              $43.125 (2)          $41,960,625      $14,469.18
  Common Stock
  Par value $1            2,027,000            $51.1875(3)          $103,757,062.5   $35,778.30
    Total Fee                                                                        $50,247.48
- --------------------------------------------------------------------------------------------------------------------------------

(1) There is also being registered hereunder such additional undetermined number of shares of Common Stock which may be issued from time to time as a result of the anti-dulution provisions of the Plans.
(2) Exercise price of options that have been granted.

(3) Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(h) and based on the average of the high and low sales prices of the Common Stock of Pioneer Hi-Bred International, Inc. as reported on July 19, 1996 on the New York Stock Exchange.


                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Pioneer Hi-Bred International Inc., (the "Company" or "Registrant") relating to shares of the common stock, par value $1 (the "Common Stock"), issuable to eligible employees, officers and directors of the Company and its subsidiaries pursuant to awards granted under the Company's Stock Option Plan.

                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *

               *Information required by Part 1 of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

               The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

               (i) The Company's latest annual report on Form 10K, for the fiscal year ended August 31, 1995, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

               (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995, February 29, 1996 and May 31, 1996;

               (iii) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (i) above;

               (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated October 19, 1995, (Registration Statement No. 95581557), including any amendment or report filed for the purpose of updating such description; and

               (v) The description of the Common Share Purchase Rights attached to Common Stock contained in the Company's Registration Statement on Form 8-A (Registration Statement No. 95581558), dated October 19, 1995, including any amendment or report filed for purposes of updating such description.

               All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and Prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

               For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

               Not applicable.

Item 5. Interests of Named Experts and Counsel.

               None.

Item 6.  Indemnification of Directors and Officers.

Iowa Business Corporation Act. The Company is subject to the Iowa Business Corporation Act (the "Act") which provides for or permits indemnification of Directors and officers in certain situations. Unless limited by its Articles of Incorporation, indemnification is mandatory for a Director or an officer (not an employee) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Director or officer was a party because such person is or was a Director or officer of the corporation against reasonable expenses incurred by the Director or officer in connection with the proceeding. In addition, unless the Articles of Incorporation provide otherwise, a Director or officer may apply for limited court ordered indemnification if certain standards are met.

The Act by its terms expressly permits indemnification where a Director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in (if acting in its official capacity), or not opposed to, the Company's best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. No indemnification is permitted in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the Director, whether or not involving action in an official capacity, in which the person was adjudged liable on the basis that personal benefit was improperly received.

The Act also permits advancement of expenses to a Director, officer, employees or agents upon 1) receipt of an undertaking by such to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; 2) the person furnishes the corporation a written affirmation of the person's good faith belief he or she has met the applicable standard or conduct; or 3) determination is made that the facts then known to those making the determination would not preclude indemnification.

Generally, the above provisions of the Act are permissive in nature. The only indemnification requirement imposed by the Act is that, unless limited by its Articles of Incorporation, a company must indemnify a Director or officer against reasonable expenses incurred in connection with the wholly successful defense of a proceeding.

The Act specifically provides that, subject to certain limitations, its terms shall not be deemed exclusive of any other right to indemnification to which a Director or officer may be entitled under a corporation's Articles of Incorporation or Bylaws, or any agreement, vote of shareholders or disinterested Directors, or otherwise. However, indemnification cannot be provided in the case of 1) breach of the director's duty of loyalty to the corporation or shareholders; 2) an act or omission not in good faith; 3) an intentional misconduct; 4) a knowing violation of the law; 5) a transaction from which the person seeking indemnification derives an improper personal benefit; 6) liability for certain unlawful distributions; and 7) the person being adjudged liable to the corporation in a proceeding by or in the right of the corporation. Indemnification by or in the right of the corporation is limited to reasonable expenses in connection with the proceeding.

THE ABOVE IS A SUMMARY OF THE ACT  WHICH SHOULD BE READ AND REVIEWED CAREFULLY

Bylaws. Under the Bylaws and Indemnification Agreements, officers, Directors and employees will be indemnified to the fullest extent permitted by law. Under current Iowa law, indemnification is generally not permitted in the circumstances set forth in the last full paragraph of the section titled "Iowa Business Corporation Act ."

The key terms of the Bylaw provision are the following:

     a) The Company is required to indemnify officers, directors and employees for expenses and liabilities by reason of the fact that such person is or was a director, officer or employee of the Company or while a director, officer or employee of the Company was serving for another entity at the request or with approval of the Company to the fullest extent permitted by law as the law exists or may thereafter be amended (but only to the extent greater protection is permitted). The provision does limit indemnification for proceedings initiated by the indemnitee, except with Company consent, to enforce the indemnification provision;
     b) Mandatory expense advancement is provided upon a promise to repay if it is later determined that the person was not entitled to indemnification;
     c) The following make determinations as to whether the applicable standard was met: 1) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding , 2) if a quorum cannot be obtained, a committee duly designated by the board of directors, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding, 3) special legal counsel or 4) the shareholders;
     d) Partial indemnification is provided if some but not all liabilities and expenses are entitled to indemnification;
     e)   Company consent to settlement is required;
     f) An individual may bring suit to enforce the Bylaw provisions if they are not paid within 60 days after a written claim;
     g) The rights under the Bylaws are nonexclusive of other rights to indemnification;
     h) The Company is authorized to set up trusts for payment of indemnification (the Company does not currently anticipate setting up such a trust);
     i) The Company is authorized to provide insurance (the Company currently has insurance);
     j) The right to indemnification is contractual and cannot be amended retroactively;
     k)   Indemnification  is  provided  for suits to  enforce  the  contractual rights;
     l)   The Company is provided subrogation rights;
     m)   The potential indemnitee must provide notice of proceedings;
     n) The Company is entitled to participate in any suit or to assume the defenses of the indemnitees, with counsel reasonably satisfactory to the indemnitee. Indemnitee shall have the right to employ its own counsel. After the Company assumes defense, fees and expenses of such counsel will be at the expense of the indemnitee unless 1) authorized by the Company; 2) the Company has not employed counsel or cannot in good faith without conflict assume the defense of indemnitee; or 3) the counsel selected by the Company does not in fact assume the defense;
     o) The Company may, by Board of Directors resolution, provide indemnification to officers, directors or employees of other entities not otherwise provided indemnification by the Bylaws. The Company is reviewing which officers, directors and employees of its affiliates it may want to provide indemnification protection;
     p) Indemnification and advancements are provided to an indemnitee for serving as a witness; and
     q) Directors, officers or employees are provided the protection stated above for serving employee benefit plans.

     Indemnification Agreements. The Indemnification Agreements are intended to supplement the indemnification provisions of the Bylaws in order to attract and retain qualified Directors and officers.

The terms of the Indemnification Agreements closely parallel the Bylaws. The Indemnification Agreements require indemnification of and advancement of expenses for Directors and officers to the fullest extent allowed by law as now exist or may be amended, but only to any extent greater protection is provided.

The Indemnification Agreements also set forth a number of procedural and substantive matters which presently are not covered or are covered in less detail in the Bylaws, including the following:

First, each Indemnification Agreement requires that, at the time of any Change in Control, as defined in the Indemnification Agreement, the Company will obtain at its expense and maintain for the duration of the Indemnification Agreement an irrevocable standby letter of credit in the amount of $1,000,000 or more in favor of each person covered by an agreement to secure the obligations of the
Company under the Indemnification Agreement. A person covered by an Indemnification Agreement could draw upon the letter of credit any time after he or she makes a demand upon the Company for payment of a claim for indemnification which is not subsequently paid by the Company. Each letter of credit would provide a person covered by an Indemnification Agreement with the assurance that, notwithstanding the inability of the Company or unwillingness of a new Board of Directors to pay for indemnification under the Indemnification Agreement, the person will have a minimum amount of protection from liability.

Second, the Indemnification Agreements establish a presumption that a person covered by an Indemnification Agreement has met the applicable standard of conduct required for indemnification, and the Company has the burden of proof (by clear and convincing evidence) to overcome such presumption in reaching any contrary determination. The termination of any claim, issue or matter does not adversely affect the right to indemnification or create a presumption that the person did not act in good faith. Reliance on certain information is deemed to be in good faith and knowledge and actions of others is not imputed to the indemnitee. The right of a person covered by an Indemnification Agreement to indemnification under the Indemnification Agreement will be determined by a forum selected by such persons consisting of either: (i) disinterested members of the Board of Directors; (ii) independent legal counsel; or (iii) a panel of three arbitrators. If the Company does not submit the claim to a selected forum within 30 days after notice thereof or if the selected forum fails to reach a decision within 30 days, the person covered by an Indemnification Agreement is automatically deemed to be entitled to indemnification under the Indemnification Agreement.

Third, the Indemnification Agreement does not terminate until the later of 10 years after the person ceases to serve in a capacity covered under the Indemnification Agreement or termination of all proceedings in respect to which the officer or director is granted the right of indemnification.

Fourth, the Indemnification Agreement explicitly states that all dismissals, with or without prejudice, shall be deemed successful defenses if there is no finding indemnitee did not act in good faith.

Fifth, the Indemnification Agreement obligates the Company to use reasonable efforts to purchase and maintain insurance.

Sixth, the Indemnification Agreement prevents suits by or on behalf of the Company against the Indemnitee two years after the person ceases to be a director or officer or serve for the Company.

Item 7. Exemption from Registration Claimed.

               Not applicable.

Item 8. Exhibits.

Exhibit No.      Description

4.1              Pioneer Hi-Bred International, Inc. Stock Option Plan.

4.2 Articles of Incorporation of the Company, as amended, as presently in effect.

4.3              Bylaws of the Company, as amended, as presently in effect.

4.4 Amended and Restated Rights Agreement dated December 13, 1994 (incorporated by reference to Exhibit 1 to the Company's Form 8A/A-1 dated March 14, 1995, file No. 95520632).

4.5              Specimen of the Company's Common Stock Certificate.

5.1 Opinion of Legal Counsel (relating to legality of securities being registered).

23.1             Consent of Independent Auditors.

23.2             Consent of Legal Counsel (included in Exhibit 5.1 hereto).


Item 9. Undertakings.

        (a)    The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i)    To include any prospectus required by Section 10(a)
        (3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1)
        (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs in contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

               The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa on the 26 day of July, 1996.

                       PIONEER HI-BRED INTERNATIONAL, INC.
                                    Registrant



                     By:____________________________________
                             Jerry L. Chicoine
                             Senior Vice President
                             Chief Financial Officer & Secretary

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                           Title                           Date



____________________________        President
Charles S. Johnson                  and Chief Executive
                                    Officer/Director                7/26/96


____________________________        Senior Vice President
Jerry L. Chicoine                   and Chief Financial Officer     7/26/96


____________________________        Vice President
Brian G. Hart                       and Corporate Controller


____________________________        Director
Thomas N. Urban


____________________________        Director
Dr. Owen J. Newlin


____________________________        Director
Nancy Y. Bekavac


____________________________        Director
C. Robert Brenton


____________________________        Director
Dr. Pedro M. Cuatrecasas


____________________________        Director
Dr. Ray A. Goldberg


____________________________        Director
Fred S. Hubbell


____________________________        Director
Luiz Kaufmann


____________________________        Director
Dr. F. Warren McFarlan


____________________________        Director
Dr. Virginia Walbot


____________________________        Director
H. Scott Wallace


____________________________        Director
Fred W. Weitz


____________________________        Director
Herman H.F. Wijffels